Exhibit 18.1
The Audit and Finance Committee of the Board of Directors
Advanced Micro Devices, Inc.
2485 Augustine Drive
Santa Clara, California 95054
Ladies and Gentlemen:
Note 2 – Basis of Presentation of Notes to the condensed consolidated financial statements of Advanced Micro Devices, Inc. included in its Form 10-Q for the three months ended March 26, 2022 describes a change in the method of accounting for the United States Global Intangible Low-Taxed Income (GILTI). There are no authoritative criteria for determining a ‘preferable’ method of accounting for GILTI based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 25, 2021, and therefore we do not express any opinion on any financial statements of Advanced Micro Devices, Inc. subsequent to that date.
Very truly yours,
/s/ Ernst & Young LLP
San Jose, California
May 4, 2022